PRIVATE & CONFIDENTIAL

November 26, 2012

Mr. J. Duncan Reid

Dear Duncan:

On behalf of the Board of Directors of TrioResources AG Inc., I am pleased to offer you the position of Chief Executive Officer (“CEO”) of TrioResources AG Inc. (“Employer”). This agreement replaces any prior arrangements with the Company (the “Agreement”) with respect to those items listed below.

1.	Circumstances of Employment

We confirm that the circumstances of your entering into this Agreement are as follows:

a.	Your start date of this Agreement is December 1, 2012

2.	Position. In your role as CEO, you will report to the Board of Directors of the Company and will be responsible for such duties as may be agreed to by you and the Board from time to time. You will be expected at all times to perform your duties faithfully, industriously and to the best of your ability, experience and talent, to the reasonable satisfaction of Company.

3.	Salary and Benefits.

(a)	Base Salary. Your annual base salary will be $240,000 effective December 1, 2012. You will be paid your annual base salary in instalments in arrears in accordance with Employer’s payroll practices in effect from time to time, less statutory deductions, by direct deposit into a bank account designated by you or by manual cheque.

(b)	Bonus. You are eligible to participate in the Company’s bonus program. Any bonus entitlement will be based on the successful and timely completion of projects assigned to you, as well as meeting management’s expectations in the performance of your employment, the financial performance of the Company, on a consolidated basis, and will be granted completely in the discretion of the board of directors of the Company

(c)	Special Bonus. In the event that there is sale of the either TrioResources AG Inc., or substantially all of the assets of either company, you will be entitled to a special bonus equal to two (2) times your base salary at the time and the average of the last two years bonus declared by the Board of directors. Normal payroll deductions will apply to this payment.

(d)	Benefits. You will be eligible, in respect of you and your eligible family members, to participate in Employer’s group insurance plan, when and if such group insurance plan becomes available. You understand and agree that Employer reserves the right to unilaterally revise the terms of the group insurance plan or to eliminate any group insurance plan altogether or to never offer any group insurance plan. Please note that benefits will be provided in accordance with the formal plan documents or policies and any issue with respect to entitlement or payment of benefits under any of the group insurance benefits will be governed by the terms of such documents or policies establishing the benefit in issue. In the case of insured benefits, any dispute about entitlement is with the insurer.

(e)	Employee Stock Option Plan. At this time, the Company does not have a Stock Option Plan in place. Notwithstanding, you will be eligible, at the discretion of the Employer’s board of directors, to participate in such plan at which time it is implemented. Any allocation of Stock Option is at the sole discretion of the Board of Directors of TrioResources AG Inc.

(f)	Vacation. In addition to normal statutory holidays recognized by Employer in Ontario, you will be entitled to six (6) weeks of paid vacation for each calendar year, prorated for each part year of your employment from your start date. If you do not take your vacation in the year in which it is earned, Employer will allow you to carry over those unused vacation days for a period of no longer than three months into the next calendar year. All vacation must be taken at mutually agreed times.

(g)	Cellular Telephone. Employer agrees that you own your cellular telephone number 416-406-4080. Employer will reimburse you for costs in using such cellular telephone number in the course of performing your employment duties.

(h)	Travel. Employer will reimburse you for all reasonable travel and related expenses relating to your employment on a basis consistent with travel expense reimbursement made to other executive employees of TrioResources.

(i)	Client Entertainment. Employer will reimburse you for all reasonable entertainment and client/customer reward related expenses. Employer agrees that such its annual budget will reference such reasonable amounts.

(j)	Ongoing Education. The Employer encourages continuing education and it will work with the Employee to determine which courses and events would enhance both the Employee and the Employer. The Employer will reimburse the Employee for any courses that are work related where the Employee successfully passes the course. The Employer will evaluate the Employee attending conferences and where the conferences are approved the Employer will pay for the Employee to attend.

4.	Expenses: If you incur expenses, in addition to those referenced in Section 5, in the course of performing your duties, you will be reimbursed for such reasonable expenses actually incurred, following approval by your supervisor of an expense report together with such supporting invoices and/or receipts as are required by Employer’s expense reimbursement policy from time to time.

5.	Termination of Your Employment.

a.	For Cause. Employer may terminate your employment at any time for cause, in which case you will not be entitled to any advance notice of termination or compensation in lieu of notice. Cause for this purpose includes but is not limited to such things as unsatisfactory job performance or insubordination, either of which goes uncorrected 30 days following written warnings from the President and CEO or the Chief Financial Officer, and wilful misconduct that could reasonably be expected to have a material adverse effect on Employer.

b.	Without Cause. Employer may terminate your employment at any time without cause on the following terms:

(i)	Upon such termination, Employer will continue to pay you your base salary and continue your enrolment in any Employer group benefit plans in which you are enrolled at the time of termination of your employment, for a period of six (6) months from the effective date of termination of your employment,. Upon such termination, Employer will provide payment of any unpaid annual bonus, if any, described in Section 3(b) or 3(c) , but only to the extent that such bonus has been declared by the board of directors of TrioResources AG Inc. prior to the expiry of the time period described in the immediately foregoing sentence, and your rights to participate in pension, insurance and other benefit plans and programs of Employer, or to receive similar coverage, if any, shall be as determined under such plans and programs in the circumstances.

(ii)	The amounts referenced above include payment of any termination and/or severance pay to which you would be entitled pursuant to the ESA or any successor legislation governing your statutory entitlement to payment on the termination of your employment without cause.

(iii)	You agree to accept the payments set out in this Section 5(b) in full and final satisfaction of any claim which you may have against Employer or any affiliated entity, including Predecessor, and to sign a full and final release in a form acceptable to Employer following your termination and in consideration of the payments described above, provided however, that such effective release will not affect any right that you, or in the event of your death, your personal representative or beneficiary, otherwise has to any accrued payment or benefit provided for in this Agreement (which for greater certainty, in respect of the annual bonus described in Section 3(b) or 3(c), shall only include a bonus that has been declared by the board of directors of TrioResources AG Inc. or to any vested benefits you may have in any employee benefit plan of Employer or its subsidiaries or affiliates, or any right you have under any other agreement between you and Employer or any or its subsidiaries or affiliates.

c.	Resignation. You may terminate your employment with Employer at any time by providing at least eight (8) weeks advance notice of your intention to resign. Upon such termination, Employer shall have no further obligations hereunder other than to (i) pay you your accrued but unpaid salary, if any, in accordance with Section 3(a) hereof; and (ii) provide payment of unpaid annual bonus, if any, described in Section 3(b) or 3(c) , but only to the extent that such bonus has been declared by the board of directors of TrioResources AG Inc.. Your rights to participate in pension, insurance and other benefit plans and programs of Employer, or to receive similar coverage, if any, shall be as determined under such plans and programs in the circumstances.

d.	Termination on Executive’s Death. In the event of your death during the term of employment under this Agreement, your employment and this Agreement shall automatically terminate. In the event of such termination, Employer shall have no further obligations hereunder, except to pay your beneficiary or legal representative (i) your accrued but unpaid salary, if any, in accordance with Section 3(a) hereof; and (ii) your unpaid annual bonus, if any, described in Section 3(a) or 3(c), but only to the extent that such bonus has been declared by the board of directors of TrioResources AG Inc.. Your estate’s or beneficiary’s rights to participate in pension, insurance and other benefit plans and programs of Employer, or to receive similar coverage, if any, shall be as determined under such plans and programs in the circumstances.

6.	Compliance with Policies. You agree that you will adhere to all Employer policies, rules, systems and procedures which are in place at Employer, as amended from time to time during the term of your employment. Employer reserves the right to amend the provisions of the Employee policies at any time.

7.	Confidentiality Obligation. You acknowledge that in the course of performing your duties for Employer, you may have access to and be entrusted with confidential information of Employer and its affiliated companies including: customer names, prices quoted or paid to customers, and information which concerns the present and contemplated financial status and competitive and business activities of Employer and its affiliates, including its business strategic and acquisition targets. You agree to not directly or indirectly divulge any confidential information relating to Employer, or any affiliated corporation or any of its customers to any person whatsoever except as may be required in the course of performing your employment obligations. You further acknowledge that the disclosure of such confidential information contrary to the provisions of this Section 8 would be highly detrimental to Employer. You agree that the right to maintain the confidentiality of such information constitutes a proprietary right which Employer is entitled to protect. Accordingly, you agree and covenant with Employer that you will not, during the term of your employment or thereafter, disclose any confidential information to any person whatsoever, except as required in the normal course of your employment. Upon termination of your employment with Employer, with or without cause, initiated by us or by you, you will not disclose or make use of any Employer confidential information in any way, directly or indirectly.

Notwithstanding the foregoing, nothing shall prevent disclosure or use of information by you which:

(a)	prior to its disclosure by you was available to the general public;

(b)	prior to its disclosure by you is disclosed in any publicly available document or published literature;

(c)	becomes otherwise available to the public through no improper act of your own; or

(d)	is disclosed as required by law.

8.	Non-disparagement. Each party hereto covenants and agrees that it shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill any of the other party hereto.

9.	Assignment. This Agreement shall inure to the benefit of and shall be binding upon your heirs, executors, administrators, successors and legal representatives, and shall inure to the benefit of and be binding upon Employer and its successors and assigns. You may not assign this Agreement.

10.	Entire Agreement. This Agreement constitutes the complete understanding between you and Employer with respect to your employment, and no statement, representation, warranty or covenant has been made by you or Employer with respect to this Agreement except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated unless agreed to in writing by both you and Employer.

11.	Waiver. A waiver by you or Employer of any breach under this Agreement shall not constitute a waiver of any further breaches of this Agreement.

12.	Invalidity. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement shall not be affected by such invalidity.

13.	Counterparts. This Agreement may be executed in counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

14.	Governing Law. You agree that this Agreement will be construed in accordance with the laws of the Province of Ontario.

15.	Independent Legal Advice. You acknowledge that you have received independent legal advice from counsel prior to signing this Agreement.

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If you are prepared to accept employment with Employer in accordance with the terms and conditions set out in this letter, please sign a duplicate copy of this letter where indicated below and return to me. The other copy is for your personal files.

We look forward to your acceptance of this offer.

TrioResources AG Inc.

Per:

Donald J. Page, CPA, CA, Director

Accepted and Agreed:

J. Duncan Reid	Witness

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